EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf 631-650-6201
BlissPR: John Bliss: 212-840-1661

VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS
HAUPPAUGE, NY, December 1, 2011 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2011. The announcement was made by Chairman and CEO Ken Darby, who said “fourth quarter revenues were the highest of all fiscal 2011 quarters and provides some positive momentum going into fiscal 2012”.

For the fourth quarter, net sales were $12.4 million, a 5% decrease compared with $13.1 million in the year ago period. A net loss was incurred of $779,000 ($.17 per share) compared with net income of $120,000 ($.03 per diluted share) for the same period last fiscal year.

For the 2011 fiscal year, net sales were $47.2 million, a 3% decline compared with $48.7 million for the prior fiscal year. A net loss was incurred totaling $11.460 million ($2.55 per share), which included $7.9 million or $1.75 per share of extraordinary charges relating to the settlement of a patent suit and the establishment of a deferred tax asset reserve, compared with a net loss of $1.250 million ($.28 per share) for the prior fiscal year.

Commenting on the fourth quarter and full year results, Mr. Darby said “fiscal 2011 was a difficult year in many respects starting with the long drawn-out patent litigation which was settled in July of this year. After more than eight years of litigation and U.S. Patent Office re-examinations, it was decided to mediate and settle the suit. The Company paid $5 million to settle the suit and incurred related legal fees in 2011 of $375,000. Since the litigation began in 2003, the Company paid nearly $2.4 million in legal and associated expenses. In addition, in 2011 we fully reserved our deferred tax assets of $2.5 million due to the uncertainty surrounding their recovery. These two issues alone impacted earnings by $7.9 million”.

From a sales perspective, fourth quarter sales were the highest of any quarter in fiscal 2011. While shipments were down slightly in 2011 versus 2010, new sales orders were identical for both fiscal years at $48.9 million. “Both Europe and the U.S., our primary markets, were and continue to be challenging environments for capital spending whether in the public or private sector”, said Mr. Darby.

Gross margins for the fourth fiscal quarter were similar to that of the full year at 38.7%. The margin decline for the quarter and full year reflects a highly competitive worldwide landscape which necessitated more aggressive pricing for certain projects.

Operating expenses on a comparative basis varied slightly in the fourth fiscal quarter and full fiscal year when the patent litigation expense and certain restructuring costs are excluded. “Recently we took steps to lower operating costs but not impact development plans given the continuing tough sales climate. Notwithstanding the difficulties of 2011, Vicon's financial position remains strong and our product offerings are some of the best in the industry. Two good positions to be in”, said Mr. Darby.

Vicon develops video management software and also designs, assembles and markets video cameras, network video servers/recorders, encoders and mass storage units. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$12,427,000	$13,116,000	$47,182,000	$48,681,000
Gross profit	4,815,000	5,590,000	18,203,000	20,498,000
Selling, general and administrative expense	4,073,000	4,007,000	16,441,000	16,869,000
Engineering and development expense	1,502,000	1,346,000	5,931,000	5,510,000
Patent litigation expense	—	51,000	5,375,000	51,000
Operating income (loss)	(760,000)	186,000	(9,544,000)	(1,932,000)
Income (loss) before income taxes	(704,000)	234,000	(9,322,000)	(1,743,000)
Income tax expense (benefit)	75,000	114,000	2,138,000	(493,000)
Net income (loss)	$(779,000)	$120,000	$(11,460,000)	$(1,250,000)

Earnings (loss) per share:
Basic	$(.17)	$.03	$(2.55)	$(.28)
Diluted	$(.17)	$.03	$(2.55)	$(.28)

Shares used in computing earnings (loss) per share:
Basic	4,500,000	4,502,000	4,489,000	4,536,000
Diluted	4,500,000	4,546,000	4,489,000	4,536,000